OATLEY BYSTROM & HANSEN
                                              A Professional Corporation of CPAs
                                              6061 South Willow Drive, Suite 230
                                              Greenwood Village, Colorado 80111
                                              (303) 770-8383-Fax (303) 721-6925


June 17, 1999


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


This letter is in response to the request of RMED International, Inc. (the "Company"), to review the disclosures it made in its recently filed Form 8-K regarding a change in the Company's certifying accountants, a copy of which was provided to the undersigned by the Company, and to provide it with a letter addressed to the Commission stating whether we agree with the statements in the disclosure.

We do not agree with that portion of the disclosure in the Form 8-K filed by the Company which states that there were no disagreements with this firm on certain matters. There had been disagreements over matters of auditing scope and procedure and matters of accounting principles or practices, which if not resolved to our satisfaction would have caused us to make reference to the subject matter of the disagreements in connection with our report to the Company's Board of Directors issued in connection with our audit of the Company's financial statements for the two years ended December 31, 1997 and December 31, 1998. Such disagreements involved primarily the issue of booking consigned inventories as assets of the Company.

In addition, during our audit, information came to our attention that made us unwilling to rely on management's representations or be associated with financial statements prepared by management.

We discussed the matter of the disagreements with two members of the Board of Directors of the Company, and all such matters were resolved to our satisfaction in connection with the issuance of our audit report.


Oatley Bystrom & Hansen

By: /s/ D.H. Oatley
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                    Business Advisors o Financial Consultants
               American Institute of Certified Public Accountants
                Colorado Society of Certified Public Accountants
           SEC Practice Section o Private Companies Practice Section